Exhibit (a)(1)

COMPANY NOTICE OF FUNDAMENTAL CHANGE, COMPANY NOTICE OF MAKE-WHOLE FUNDAMENTAL CHANGE, COMPANY NOTICE OF SUPPLEMENTAL INDENTURE, COMPANY NOTICE OF CHANGE IN CONVERSION RATE AND COMPANY OFFER TO REPURCHASE TO HOLDERS OF THE

5.75% JUNIOR SUBORDINATED CONVERTIBLE DEBENTURES DUE 2029

ISSUED BY

CONCENTRIX CVG CORPORATION

(SUCCESSOR TO CONVERGYS CORPORATION)

CUSIP Number: 212485AE6

Reference is hereby made to the Indenture, dated as of October 13, 2009 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of October 5, 2018 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between Concentrix CVG Corporation, a Delaware corporation (the “Company,” “we,” or “our”), and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”), relating to the 5.75% Junior Subordinated Convertible Debentures due 2029 issued by the Company (the “Debentures”). All capitalized terms used but not specifically defined in this Notice shall have the meanings given to such terms in the Indenture.

On June 28, 2018, Convergys Corporation, an Ohio corporation (“Convergys”), SYNNEX Corporation, a Delaware corporation (“SYNNEX”), Delta Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of SYNNEX (“Merger Sub I”), and the Company, which is also a wholly owned subsidiary of SYNNEX, entered into an Agreement and Plan of Merger, as amended by Amendment No. 1 thereto dated as of August 22, 2018 (as so amended, the “Merger Agreement”), providing for the merger of Merger Sub I with and into Convergys (the “Initial Merger”), with Convergys surviving the Initial Merger as a wholly owned subsidiary of SYNNEX, and immediately following the Initial Merger, the merger of Convergys with and into the Company (the “Subsequent Merger” and, together with the Initial Merger, the “Merger”), with the Company surviving the Subsequent Merger as a wholly owned subsidiary of SYNNEX. The Merger occurred on October 5, 2018. As of the effective time of the Initial Merger, each common share, without par value, of Convergys (each, a “Common Share”) issued and outstanding immediately prior to the effective time of the Initial Merger, other than shares owned or held by Convergys, SYNNEX or any of their respective subsidiaries and shares held by shareholders who perfect appraisal rights in accordance with Ohio law, was converted into 0.1263 shares of common stock, par value $0.001 per share, of SYNNEX (“SYNNEX Common Stock”) and the right to receive $13.25 in cash, without interest.

Notice is hereby given pursuant to the terms and conditions of the Indenture that each holder of the Debentures (each, a “Holder” or “you”) has the right (the “Fundamental Change Repurchase Right”), at the Holder’s option, to require the Company to repurchase for cash all of such Holder’s Debentures, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, for a price (the “Fundamental Change Repurchase Price”) equal to 100% of the principal amount of the Debentures to be repurchased, plus any accrued and unpaid interest to, but excluding, November 9, 2018 (the “Fundamental Change Repurchase Date”), upon the terms and subject to the conditions set forth in the Indenture, the Debentures, this Notice and related notice materials, as amended and supplemented from time to time.

The Fundamental Change Repurchase Date is not an Interest Payment Date under the terms of the Indenture. Accordingly, interest accrued to, but excluding, the Fundamental Change Repurchase Date will be paid to Holders surrendering their Debentures for repurchase on the Fundamental Change Repurchase Date. The Company expects that there will be accrued and unpaid interest due as part of the Fundamental Change Repurchase Price equal to approximately $8.47 per $1,000 principal amount of Debentures surrendered for repurchase.

To exercise the Fundamental Change Repurchase Right, Holders must provide notice (a “Fundamental Change Repurchase Notice”) in accordance with applicable rules and procedures of The Depositary Trust Company (“DTC” and such rules and procedures, “Applicable Procedures”) by 5:00 p.m., New York City time, on November 8, 2018, the Business Day immediately prior to the Fundamental Change Repurchase Date (the “Fundamental Change Expiration Time”). The Trustee has informed the Company that, as of the date of this Notice, all custodians and beneficial holders of the Debentures hold the Debentures through accounts with DTC and that there are no certificated Debentures in non-global form. Accordingly, all Debentures surrendered for repurchase or conversion hereunder must be delivered in compliance with the Applicable Procedures and the satisfaction of any other requirements of DTC in connection with tendering beneficial interests in a Global Security. Debentures surrendered for repurchase may be withdrawn (which withdrawal must be in a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof) at any time prior to the Fundamental Change Expiration Time by complying with the Applicable Procedures. The Fundamental Change Repurchase Right will not be extended unless required by applicable law.

The closing of the Merger also resulted in the Common Shares no longer being traded on The New York Stock Exchange (the “Delisting”). As a result of the completion of the Merger and the Delisting, a Fundamental Change as defined in the Indenture (a “Fundamental Change”) occurred on October 5, 2018 and, accordingly, each Holder has the Fundamental Change Repurchase Right described herein. The Fundamental Change also constitutes a Make-Whole Fundamental Change as defined in the Indenture (a “Make-Whole Fundamental Change”).

SYNNEX has declared a dividend of $0.35 per share of SYNNEX Common Stock, with an ex-dividend date of October 11, 2018. Accordingly, under the Indenture, the applicable Conversion Rate (as defined in the Indenture, the “Conversion Rate”) will be increased pursuant to Section 8.03(d) of the Indenture to 90.9423 effective October 11, 2018.

Alternative to the Fundamental Change Repurchase Right:

You May Elect to Convert Your Debentures

The Indenture provides that, as a result of the completion of the Merger and the Delisting, and notwithstanding the Fundamental Change Repurchase Right, the Holders of Debentures have the right, subject to certain conditions, at such Holder’s option, to surrender the Debentures for conversion, at any time from the effective date of the Merger until November 9, 2018, the Fundamental Change Repurchase Date (such period, the “Conversion Period”).

In addition, the Holders of Debentures have the right, subject to certain conditions, at such Holder’s option, to surrender the Debentures for conversion at the applicable Conversion Rate increased by 0.9143, as provided in the Indenture, if the conversion is effected in compliance with the Applicable Procedures at any time from and including October 5, 2018, the date on which the Make-Whole Fundamental Change occurred, until November 8, 2018, the Business Day immediately prior to the Fundamental Change Repurchase Date (such period, the “Make-Whole Conversion Period”).

If you would like to convert your Debentures, you must deliver the appropriate instruction form pursuant to DTC’s book-entry conversion program and transfer such Debentures to U.S. Bank National Association, as conversion agent (the “Conversion Agent”), through and in compliance with the Applicable Procedures. See “Section 2.3—Conversion Rights of the Holders” below for further information on how to deliver Debentures for conversion. You may not convert any Debentures with respect to which you have already delivered a Fundamental Change Repurchase Notice unless you have validly withdrawn such Fundamental Change Repurchase Notice in accordance with the procedures described in this Notice. Debentures properly surrendered for conversion may not be withdrawn.

Pursuant to the terms of the Indenture, in connection with the completion of the Merger, the Company and the Trustee entered into the First Supplemental Indenture providing that, following the Merger, each Holder’s right to convert each $1,000 principal amount of Debentures into cash and Common Shares (subject to the Company’s right to pay cash in respect of all or a portion of such shares) was changed into a right to convert such principal amount of Debentures into cash and such kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of Common Shares would have been entitled to receive in the Merger (the “Reference Property,” with each “Unit of Reference Property” being the kind and amount of Reference Property that a holder of one Common Share would have received in the Merger, or 0.1263 shares of SYNNEX Common Stock and $13.25 in cash), subject to the Company’s right to pay cash in respect of all or a portion of such Reference Property. As a result, you will be entitled to receive the aggregate value of 11.6015 shares of SYNNEX Common Stock and $1,217.10 in cash per $1,000 aggregate principal amount of Debentures validly surrendered for conversion and not withdrawn during the Make-Whole Conversion Period and the aggregate value of 11.4860 shares of SYNNEX Common Stock and $1,204.99 in cash per $1,000 aggregate principal amount of Debentures validly surrendered for conversion and not withdrawn after the Make-Whole Conversion Period, subject in each case to the Company’s right to deliver cash in lieu of all or part of the conversion consideration otherwise payable in Units of Reference Property and subject to the terms, conditions and adjustments specified in the Indenture and the Debentures. See “Section 2.3—Conversion Rights of the Holders” below for a comparison of the amount you currently would receive if your Debentures are converted during the Make-Whole Conversion Period or the Conversion Period and the amount you would receive if your Debentures are purchased through exercise of the Fundamental Change Repurchase Right. The right of Holders to convert their Debentures is separate from the Fundamental Change Repurchase Right.

The value that you would currently receive if you validly exercised the Fundamental Change Repurchase Right is substantially less than the value that you would receive if you converted your Debentures during the Conversion Period. You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Debentures for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Debentures to surrender or convert. None of the Company, SYNNEX or any of their respective boards of directors, employees, advisors, or representatives, or U.S. Bank National Association, in its role as Trustee, Paying Agent and Conversion Agent, is making any representation or recommendation to any Holder as to whether Holders should elect to require the Company to repurchase their Debentures or convert their Debentures.

This Notice constitutes the notice required to be delivered pursuant to Section 7.01(d) of the Indenture in relation to the Fundamental Change identified herein. This Notice also constitutes the notice of the effective date of a Make-Whole Fundamental Change required to be delivered pursuant to Section 8.06(b) of the Indenture with respect to the Make-Whole Fundamental Change identified herein. This Notice further constitutes the notice required to be delivered by the Company pursuant to Sections 8.07(b) and 14.04 of the Indenture in connection with the entry into the First Supplemental Indenture. Finally, this Notice constitutes the notice required to be delivered by the Company pursuant to Section 8.03(i) of the Indenture in connection with the dividend declared by SYNNEX. Additionally, the Company has prepared and provided the attached Summary Term Sheet and the notes and informational materials that follow the attached Summary Term Sheet.

The Paying Agent and Conversion Agent is:

U.S. Bank National Association

Registered & Certified Mail:	Regular Mail or Overnight Courier:	In Person by Hand Only:

U.S. Bank National Association Corporate Trust Services 60 Livingston Avenue St. Paul, MN 55107 Attn: Michael Tate	U.S. Bank National Association Corporate Trust Services 60 Livingston Avenue St. Paul, MN 55107 Attn: Michael Tate	U.S. Bank National Association Corporate Trust Services 60 Livingston Avenue St. Paul, MN 55107 Attn: Michael Tate

Or

By Facsimile Transmission:

(For Eligible Institutions only)

Fax: (651) 466-7372

Attn: Michael Tate

Phone Number: (651) 466-6783

Email: michael.tate@usbank.com

Additional copies of this Notice may be obtained from the Paying Agent at the address set forth above.

The date of this Notice is October 11, 2018.

No person has been authorized to give any information or to make any representations other than those contained in this Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. Subject to applicable law, the delivery of this Notice shall not, under any circumstances, create any implication that the information contained in this Notice is current as of any time subsequent to the date of such information. None of the Company, SYNNEX or any of their respective boards of directors, employees, advisors, or representatives, or U.S. Bank National Association, in its role as Trustee, Paying Agent and Conversion Agent, is making any representation or recommendation to any Holder as to whether Holders should elect to require the Company to repurchase their Debentures or convert their Debentures. Holders should consult their own financial and tax advisors and must make their own decision as to whether to surrender their Debentures for repurchase or to exercise their conversion rights and, if so, the amount of Debentures to surrender or convert.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Fundamental Change Repurchase Right and the right of Holders to convert their Debentures as a result of the Fundamental Change. For a more detailed description of the terms of the Fundamental Change Repurchase Right and the right of Holders to convert their Debentures, we urge you to read carefully the important information contained in the remainder of this Notice.

Who is obligated to repurchase my Debentures?

Concentrix CVG Corporation, as successor to Convergys Corporation, is obligated, at your option, to repurchase the Debentures with respect to which you validly exercise the Fundamental Change Repurchase Right. (See “Section 1—Information Concerning the Company and SYNNEX”)

Why is the Company obligated to repurchase my Debentures?

Your right to surrender your Debentures for repurchase and our obligation to repurchase the Debentures pursuant to the Fundamental Change Repurchase Right are terms of the Debentures under the Indenture and your right is currently exercisable as a result of the Merger. We are required to purchase the Debentures of any Holder exercising its Fundamental Change Repurchase Right pursuant to the terms of the Indenture. (See “Section 2.1—The Obligation of the Company to Repurchase the Debentures”)

What Debentures are the Company obligated to repurchase?

We are obligated to repurchase all of the Debentures, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, duly surrendered pursuant to the Fundamental Change Repurchase Right, at the option of the Holder and not validly withdrawn. As of October 10, 2018, there was $125,000,000 aggregate principal amount of the Debentures outstanding. (See “Section 2—Information Concerning the Debentures”)

How much will the Company pay, and what is the form of payment?

Pursuant to the terms of the Indenture and the Debentures, we will pay, in cash, the Fundamental Change Repurchase Price, which is equal to $1,000 per $1,000 principal amount of the Debentures, plus any accrued and unpaid interest to, but excluding, November 9, 2018, the Fundamental Change Repurchase Date, with respect to any and all Debentures duly surrendered for repurchase and not validly withdrawn. The Fundamental Change Repurchase Price is based solely on the requirements of the Indenture and the Debentures and bears no relationship to the market value of the Debentures or the market value of shares of SYNNEX Common Stock into which the Debentures are convertible in part (subject to our right to pay cash in lieu of such shares).

The Fundamental Change Repurchase Date is not an Interest Payment Date under the terms of the Indenture. Accordingly, interest accrued to, but excluding, the Fundamental Change Repurchase Date will be paid to Holders surrendering their Debentures for repurchase on the Fundamental Change Repurchase Date. We expect that there will be accrued and unpaid interest due as part of the Fundamental Change Repurchase Price equal to approximately $8.47 per $1,000 principal amount of Debentures surrendered for purchase. (See “Section 2.2—Fundamental Change Repurchase Price”)

How will the Company fund the repurchase of the Debentures?

We expect to fund the repurchase from available cash on hand and funds made available by SYNNEX, our parent company. The repurchase of Debentures pursuant to the Fundamental Change Repurchase Right is not conditioned upon obtaining any financing or the funding thereof. (See “Section 5—Payment of the Fundamental Change Repurchase Price; Source of Funds”)

How can I determine the market value of the Debentures?

There is no established reporting system or market for trading in the Debentures. To the extent that the Debentures are traded, prices of the Debentures may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s or SYNNEX’ operating results and the market for similar securities. Holders are urged to obtain current market quotations for the Debentures, to the extent available, before making any decision with respect to the Fundamental Change Repurchase Right.

The closing of the Merger triggered a termination of trading of the Common Shares. Prior to the Merger, the Common Shares into which the Debentures were convertible in part (subject to our right to pay cash in respect of all or a portion of such shares) were listed on The New York Stock Exchange (the “NYSE”) under the symbol “CVG.” On October 4, 2018, the last trading day before the closing of the Merger, the last reported sale price of the Common Shares on the NYSE was $24.41 per share. The Debentures, however, are now convertible into cash and shares of SYNNEX Common Stock (subject to our right to pay cash in respect of all or a portion of such shares), as described in the next paragraph. (See “Section 2.4—Market for the Debentures”)

Are my Debentures currently convertible?

Yes. Holders of Debentures currently have the right, subject to certain conditions, at such Holder’s option, to surrender their Debentures for conversion at any time until December 31, 2018, as a result of the Common Share stock price condition in Section 8.01(a) of the Indenture being satisfied for the calendar quarter ended September 30, 2018. The applicable Conversion Rate of the Debentures increased to 90.9423 on October 11, 2018 as a result of the cash dividend on shares of SYNNEX Common Stock with an ex-dividend date on that date. Holders can convert their Debentures at the applicable Conversion Rate of 90.9423 Units of Reference Property, each comprised of 0.1263 shares of SYNNEX Common Stock and $13.25 in cash, per $1,000 principal amount of Debentures held by such Holder in accordance with the Indenture. Following the December 31, 2018, the Debentures will not be eligible for conversion unless a subsequent conversion right is triggered under Section 8.01 of the Indenture.

In addition, the Holders of Debentures have the right, subject to certain conditions, at such Holder’s option, to surrender their Debentures for conversion at the applicable Conversion Rate increased by 0.9143 Units of Reference Property, as provided in the Indenture, if the conversion is effected in compliance with the Applicable Procedures at any time from and including October 5, 2018, the date on which the Make-Whole Fundamental Change occurred, until November 8, 2018, the Business Day immediately prior to the Fundamental Change Repurchase Date.

If you do not exercise your Fundamental Change Repurchase Right in accordance with the terms of this Notice, you will retain the conversion rights associated with your Debentures. If you provide a Fundamental Change Repurchase Notice in accordance with the Applicable Procedures, you may not surrender such Debentures for conversion unless you validly withdraw such Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time. If you surrender your Debentures for conversion at any time, you will no longer be able to exercise the Fundamental Change Repurchase Right. (See “Section 2.3—Conversion Rights of the Holders”)

What consideration will I receive if I convert my Debentures during the Make-Whole Conversion Period or the Conversion Period?

Pursuant to the terms of the Indenture, in connection with the consummation of the Merger, at and after the effective date of Merger, the consideration due upon conversion of each $1,000 principal amount of Debentures shall be in an amount equal 90.9423 Units of Reference Property (as may be increased pursuant to the Make-Whole Fundamental Change, as discussed below).

As a result, if you decide to convert your Debentures, you will be entitled to receive the aggregate value of 11.6015 shares of SYNNEX Common Stock and $1,217.10 in cash per $1,000 aggregate principal amount of Debentures validly surrendered for conversion and not withdrawn during the Make-Whole Conversion Period and the aggregate value of 11.4860 shares of SYNNEX Common Stock and $1,204.99 in cash per $1,000 aggregate principal amount of Debentures validly surrendered for conversion and not withdrawn after the Make-Whole Conversion Period, subject in each case to the Company’s right to deliver cash in lieu of all or part of the conversion consideration otherwise payable in Units of Reference Property and subject to the terms, conditions and adjustments specified in the Indenture and the Debentures. Accordingly, the value that you will receive if you convert your Debentures prior to the end of the Conversion Period is substantially more than the value you will receive if you validly exercise the Fundamental Change Repurchase Right. See “Section 2.3— Conversion Rights of the Holders” below for a comparison of the amount you currently would receive if your Debentures are converted during the Make-While Conversion Period or the Conversion Period, and the amount you would receive if your Debentures are purchased through exercise of the Fundamental Change Purchase Right.

What is the relationship between the offer to repurchase and the convertibility of the Debentures?

The right to exercise the Fundamental Change Repurchase Right is a separate right from the right to convert the Debentures. If you exercise your Fundamental Change Repurchase Right by delivering a Fundamental Change Repurchase Notice with respect to your Debentures, you will not be able to convert such Debentures unless you validly withdraw your Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time. If you do not exercise your Fundamental Change Repurchase Right, your conversion rights will not be affected. If you have exercised your conversion rights and converted your Debentures, you may not surrender such Debentures under the Fundamental Change Repurchase Right. (See “Section 2.3—Conversion Rights of the Holders”)

What does the Company’s Board of Directors think of the Fundamental Change Repurchase Right and the conversion rights?

Our Board of Directors has not made any recommendation as to whether you should exercise or refrain from exercising the Fundamental Change Repurchase Right or whether you should exercise or refrain from exercising your conversion rights. You must make your own decision whether to exercise the Fundamental Change Repurchase Right or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Debentures for which to exercise the Fundamental Change Repurchase Right or to convert. The Fundamental Change Repurchase Right, the offer to repurchase the Debentures pursuant thereto and the notice of your conversion rights, each as described in this Notice, are based solely on the requirements of the Indenture and the Debentures. (See “Section 2.3—Conversion Rights of the Holders”)

When does the Fundamental Change Repurchase Right expire?

The Fundamental Change Repurchase Right expires at 5:00 p.m., New York City time, on November 8, 2018, which is the Business Day immediately preceding the Fundamental Change Repurchase Date. We do not intend to extend the period that Holders have to exercise the Fundamental Change Repurchase Right unless required by applicable law. (See “Section 2.1—The Obligation of the Company to Repurchase the Debentures”)

What are the conditions to the Company’s repurchase of the Debentures?

Our repurchase of Debentures that are duly surrendered and not validly withdrawn prior to the Fundamental Change Expiration Time is not subject to any condition other than such repurchase being lawful and the satisfaction of the procedural requirements described in this Notice. (See “Section 2.1—The Obligation of the Company to Repurchase the Debentures”)

How do I exercise the Fundamental Change Repurchase Right?

To surrender your Debentures for repurchase pursuant to the Fundamental Change Repurchase Right, you must deliver a Fundamental Change Repurchase Notice and surrender the Debentures to the Paying Agent in accordance with the Applicable Procedures on or prior to the Fundamental Change Expiration Time.

Holders whose Debentures are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its Fundamental Change Repurchase Right and instruct such nominee to deliver a Fundamental Change Repurchase Notice and surrender the Debentures on such Holder’s behalf through the Applicable Procedures on or prior to the Fundamental Change Expiration Time.

Holders who are DTC participants should deliver the Fundamental Change Repurchase Notice and surrender their Debentures to the Paying Agent electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that system.

You bear the risk of untimely submission of the Fundamental Change Repurchase Notice. You must allow sufficient time for completion of the necessary DTC procedures before the Fundamental Change Expiration Time.

By delivering, or instructing your nominee to deliver, your Debentures through the Applicable Procedures, you agree to be bound by the terms of the Fundamental Change Repurchase Right set forth in this Notice. (See Section 3— “Procedures to be Followed by Holders Electing to Exercise the Fundamental Change Repurchase Right”)

If I exercise the Fundamental Change Repurchase Right, when will I receive payment for my Debentures?

We will accept for payment all validly surrendered Debentures that have not been validly withdrawn promptly upon expiration of the Fundamental Change Repurchase Right. Prior to 10:00 a.m., New York City time, on the Fundamental Change Repurchase Date, we will deposit with the Paying Agent the amount of cash required to pay the Fundamental Change Repurchase Price for the Debentures that are to be repurchased as of the Fundamental Change Repurchase Date. The Paying Agent will promptly, after the later of the Fundamental Change Repurchase Date and the book-entry transfer of such Debentures to the Paying Agent, distribute the cash to DTC, the sole record Holder. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company or other nominee, as the case may be, will distribute the cash to you. (See “Section 5—Payment of the Fundamental Change Repurchase Price/Source of Funds”)

Can I withdraw previously surrendered Debentures?

Yes. Debentures surrendered for repurchase may be withdrawn (which withdrawal must be in a principal amount of $1,000 or an integral multiple of $1,000 in excess thereof) at any time prior to the Fundamental Change Expiration Time. In order to withdraw Debentures, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Debentures prior to the Fundamental Change Expiration Time.

You bear the risk of untimely withdrawal of previously surrendered Debentures. You must allow sufficient time for completion of DTC procedures prior to the Fundamental Change Expiration Time. (See “Section 4 – Right of Withdrawal)

Do I need to do anything if I do not wish to exercise the Fundamental Change Repurchase Right?

No. (See “Section 3—Procedures to be Followed by Holders Electing to Exercise the Fundamental Change Repurchase Right”)

If I choose to exercise the Fundamental Change Repurchase Right, do I have to exercise the Fundamental Change Repurchase Right for all of my Debentures?

No. You may exercise the Fundamental Change Repurchase Right for all of your Debentures, a portion of your Debentures or none of your Debentures. If you wish to exercise the Fundamental Change Repurchase Right for a portion of your Debentures, however, you must exercise the Fundamental Change Repurchase Right for Debentures in a principal amount of $1,000 or an integral multiple thereof. (See “Section 3—Procedures to be Followed by Holders Electing to Exercise the Fundamental Change Repurchase Right”)

If I choose to exercise the Fundamental Change Repurchase Right, will I continue to be able to exercise my conversion rights?

No. If you choose to exercise the Fundamental Change Repurchase Right, your conversion rights will be terminated, unless you withdraw your previously surrendered Debentures prior to the Fundamental Change Expiration Time. (See “Section 3—Procedures to be Followed by Holders Electing to Exercise the Fundamental Change Repurchase Right”)

If I want to convert my Debentures during the Make-Whole Conversion Period, what should I do?

If you want to convert your Debentures during the Make-Whole Conversion Period, you must deliver the appropriate instruction form pursuant to DTC’s book entry conversion program and transfer such Debentures to the Conversion Agent, in compliance with the Applicable Procedures, prior to the end of the Make-Whole Conversion Period.

Holders whose Debentures are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its conversion right and instruct such nominee to deliver the appropriate instruction form and the Debentures in compliance with the Applicable Procedures prior to the end of the Make-Whole Conversion Period. (See “Section 2.3—Conversion Rights of the Holders”)

If I have already elected to exercise my Fundamental Change Repurchase Right, can I still convert my Debentures?

If you have already exercised your Fundamental Change Repurchase Right by delivering a Fundamental Change Repurchase Notice with respect to your Debentures, you will not be able to convert such Debentures unless you validly withdraw your Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time. You bear the risk for untimely withdrawal of a Fundamental Change Repurchase Notice. Debentures properly surrendered for conversion may not be withdrawn. (See “Section 2.3—Conversion Rights of the Holders”)

What are the material U.S. federal income tax consequences if I exercise the Fundamental Change Repurchase Right or my conversion rights?

The tax consequences of exercising the Fundamental Change Repurchase Right or conversion rights are complex. The receipt of cash in exchange for Debentures pursuant to the exercise of the Fundamental Change Repurchase Right or conversion rights generally will be a taxable transaction for U.S. federal income tax purposes and may be subject to withholding taxes. For a discussion of the U.S. federal income tax considerations applicable to Holders that dispose of their Debentures pursuant to the Fundamental Change Repurchase Right or conversion rights, see “Section 11—Material United States Federal Income Tax Considerations” below. You should consult your own tax advisor as to the actual tax consequences to you of exercising the Fundamental Change Repurchase Right and as to the tax considerations to you of exercising your conversion rights with respect to the Debentures.

Who is the Paying Agent and the Conversion Agent?

U.S. Bank National Association, the Trustee under the Indenture, is serving as the Paying Agent and Conversion Agent in connection with the Holders’ Fundamental Change Repurchase Right and conversion rights. Its address, telephone, and fax numbers are set forth on the front cover of this Notice.

Who can I speak with if I have questions about the Fundamental Change Repurchase Right or the conversion rights?

Questions and requests for assistance in connection with the mechanics of surrender of Debentures for repurchase under the Fundamental Change Repurchase Right or the conversion of Debentures may be directed to the Paying Agent and Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Notice. You should direct any other questions you may have to your own financial and tax advisors.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Statements contained or incorporated by reference in this Notice contain information that includes or is based on “forward-looking statements.” Forward-looking statements include the management’s judgment regarding future events. In many cases, you can identify such statements by words such as “believe,” “anticipate,” “could,” “estimate,” “likely,” “intend,” “may,” “plan,” “expect,” and similar expressions, including references to assumptions. These statements reflect our current views with respect to future events and are subject to risks and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. All statements, other than statements of historical fact, included in and incorporated by reference into this Notice regarding the Merger, the Company’s financial position, business strategy and plans or objectives for future operations are forward-looking statements.

You should read these forward-looking statements carefully because they discuss our expectations about our future performance or future events, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information.

In addition, the statements in this Notice are made as of October 11, 2018. Subsequent events or developments may cause our views to change. We do not undertake any obligation to update our forward-looking statements after the date of this document for any reason, even if new information becomes available or other events occur in the future.

These forward-looking statements should not be relied upon as representing our views as of any date subsequent to October 11, 2018. You are advised to consult any further disclosures we make on related subjects in our reports filed with the Securities and Exchange Commission (the “SEC”).

IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE

REPURCHASE RIGHT AND CONVERSION RIGHTS

1.    Information Concerning the Company and SYNNEX.

1.1.    The Company. Concentrix CVG Corporation, successor to Convergys, is a Delaware corporation and wholly owned subsidiary of SYNNEX. The principal executive offices of the Company are located at 44201 Nobel Drive, Fremont, California 94538 and its telephone number is (510) 656-3333.

1.2.    SYNNEX. SYNNEX, a Delaware corporation, is a business process services company, providing a comprehensive range of distribution, logistics and integration services for the technology industry and providing outsourced services focused on customer engagement to a broad range of enterprises. SYNNEX Common Stock is listed on the NYSE under the symbol “SNX”.

For more information about SYNNEX, please visit SYNNEX’ website at www.synnex.com. SYNNEX’ website address is provided as an inactive textual reference only. The information contained on SYNNEX’ website is not incorporated into, and does not form a part of, this Notice or any other report or document on file with or furnished to the SEC.

1.3.    The Merger Agreement. Pursuant to the Merger Agreement, among Convergys, SYNNEX, Merger Sub I and the Company, on October 5, 2018, Merger Sub I merged with and into Convergys, with Convergys surviving the Initial Merger as a wholly owned subsidiary of SYNNEX, immediately following which, Convergys merged with and into the Company, with the Company surviving the Subsequent Merger as a wholly owned subsidiary of SYNNEX. As of the effective time of the Initial Merger, each Common Share issued and outstanding immediately prior to the effective time of the Merger, other than shares owned or held by Convergys, SYNNEX or any of their respective subsidiaries and shares held by shareholders who perfect appraisal rights in accordance with Ohio law, was converted into 0.1263 shares of SYNNEX Common Stock and the right to receive $13.25 in cash, without interest. The closing of the Merger also resulted in the Common Shares no longer being listed on the NYSE. As a result of the completion of the Merger and the Delisting, a Fundamental Change occurred on October 5, 2018, and accordingly, each Holder has the Fundamental Change Repurchase Right described herein. The Fundamental Change also constitutes a Make-Whole Fundamental Change. In addition, as a result of the Merger and the Delisting, each Holder also has the conversion rights as described herein.

2.    Information Concerning the Debentures. The Debentures were issued under the Indenture. Cash interest accrues on the Debentures at the rate of 5.75% per annum and is payable semiannually in arrears on March 15 and September 15 of each year to the person in whose name a Debenture is registered at the close of business on the preceding March 1 or September 1, as the case may be. The Debentures mature on September 15, 2029 unless earlier converted, redeemed or repurchased. As of October 10, 2018, there was $125,000,000 aggregate principal amount of the Debentures outstanding. The Company has appointed the Trustee as Paying Agent and Conversion Agent in connection with the Debentures.

2.1.    The Obligation of the Company to Repurchase the Debentures. The completion of the Merger and the Delisting each constituted a Fundamental Change pursuant to the terms of the Indenture. Pursuant to the terms of the Debentures and the Indenture, the Company is obligated to repurchase all of the Debentures for which the Fundamental Change Repurchase Right has been duly exercised and not validly withdrawn, on the Fundamental Change Repurchase Date, which is November 9, 2018. Holders have the right to require the Company to repurchase all of their Debentures or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, at the Fundamental Change Repurchase Price described in Section 2.2 below. The Fundamental Change Repurchase Right will expire at the Fundamental Change Expiration Time, which is 5:00 p.m., New York City time, on November 8, 2018, the Business Day immediately preceding the Fundamental Change Repurchase Date. The Company does not expect to extend the period Holders have to exercise the Fundamental Change Repurchase Right unless required to do so by applicable law. There are no financing conditions in connection with the Company’s obligation to consummate the Fundamental Change Purchase Right.

2.2.    Fundamental Change Repurchase Price. Pursuant to terms of the Indenture and the Debentures, the Fundamental Change Repurchase Price to be paid by the Company for the Debentures is equal to 100% of the principal amount of the Debentures, plus any accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date. The Fundamental Change Repurchase Date is not an Interest Payment Date under the terms of the Indenture. Accordingly, interest accrued to, but excluding, the Fundamental Change Repurchase Date will be paid to Holders surrendering their Debentures for repurchase on the Fundamental Change Repurchase Date. The Company expects that there will be accrued and unpaid interest due as part of the Fundamental Change Repurchase Price equal to approximately $8.47 per $1,000 principal amount of Debentures surrendered for purchase. The Fundamental Change Repurchase Price will be paid in cash with respect to any and all Debentures duly surrendered for repurchase and not validly withdrawn. Debentures will be accepted for repurchase only in principal amounts equal to $1,000 or integral multiples thereof. Delivery of the Debentures by book-entry transfer to the account maintained by the Paying Agent with DTC is a condition to the payment of the Fundamental Change Repurchase Price to the Holder of such Debentures. The Paying Agent will promptly, after the later of the Fundamental Change Repurchase Date and the book-entry transfer of such Debentures to the Paying Agent, distribute the cash to DTC and DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company or other nominee, as the case may be, will distribute the cash to you. If a Debenture or portion of a Debenture is subject to a validly delivered Fundamental Change Repurchase Notice, unless the Company defaults in paying the Fundamental Change Repurchase Price for such Debenture or portion of a Debenture, interest, if any, on such Debenture or portion of a Debenture will cease to accrue on and after the Fundamental Change Repurchase Date.

The Fundamental Change Repurchase Price is based solely on the requirements of the Indenture and the Debentures and does not necessarily bear any relationship to the market price of the Debentures. Thus, the Fundamental Change Repurchase Price may be significantly higher or lower than the current market price of the Debentures. Holders are urged to obtain the information as to potential current market prices of the Debentures, to the extent available, before making a decision whether to exercise the Fundamental Change Repurchase Right.

None of the Company, SYNNEX or any of their respective boards of directors, employees, advisors, or representatives, or U.S. Bank National Association, in its role as Trustee, Paying Agent and Conversion Agent, is making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Fundamental Change Repurchase Right. Each Holder must make his or her own decision whether to exercise the Fundamental Change Repurchase Right and, if so, the principal amount of Debentures for which to exercise the Fundamental Change Repurchase Right based on such Holder’s assessment of the current market value of the Debentures and other relevant factors.

2.3.    Conversion Rights of the Holders. Holders of Debentures currently have the right, subject to certain conditions, at such Holder’s option, to surrender their Debentures for conversion at any time until December 31, 2018, as a result of the Common Share stock price condition in Section 8.01(a) of the Indenture being satisfied for the calendar quarter ended September 30, 2018. Pursuant to the terms of the Indenture, in connection with the completion of the Merger, the Company and the Trustee entered into the First Supplemental Indenture providing that, following the Merger, each Holder’s right to convert each $1,000 principal amount of Debentures into cash and Common Shares (subject to the Company’s right to pay cash in respect of all or a portion of such shares) was changed into a right to convert such principal amount of Debentures into Units of Reference Property (subject to the Company’s right to pay cash in respect of all or a portion of such Reference Property), with each Unit of Reference Property being the kind and amount of Reference Property that a holder of one Common Share would have received in the Merger, or 0.1263 shares of SYNNEX Common Stock and $13.25 in cash. The applicable Conversion Rate of the Debentures increased to 90.9423 on October 11, 2018 as a result of the cash dividend on shares of SYNNEX Common Stock with an ex-dividend date on that date. Holders can convert their Debentures at the applicable Conversion Rate of 90.9423 Units of Reference Property per $1,000 principal amount of Debentures held by such Holder in accordance with the Indenture. Following the December 31, 2018, the Debentures will not be eligible for conversion unless a subsequent conversion right is triggered under Section 8.01 of the Indenture.

In addition, the Holders of Debentures have the right, subject to certain conditions, at such Holder’s option, to surrender their Debentures for conversion at the applicable Conversion Rate increased by 0.9143 Units of Reference Property, as provided in the Indenture, if the conversion is effected in compliance with the Applicable Procedures, at any time during the Make-Whole Conversion Period, which runs from and including October 5, 2018, the date on which the Make-Whole Fundamental Change occurred, until November 8, 2018, the Business Day immediately prior to the Fundamental Change Repurchase Date.

As a result, you will be entitled to receive the aggregate value of 11.6015 shares of SYNNEX Common Stock and $1,217.10 in cash per $1,000 aggregate principal amount of Debentures validly surrendered for conversion and not withdrawn during the Make-Whole Conversion Period and the aggregate value of 11.4860 shares of SYNNEX Common Stock and $1,204.99 in cash per $1,000 aggregate principal amount of Debentures validly surrendered for conversion and not withdrawn after the Make-Whole Conversion Period, subject in each case to the Company’s right to deliver cash in lieu of all or part of the conversion consideration otherwise payable in Units of Reference Property and subject to the terms, conditions and adjustments specified in the Indenture and the Debentures.

Upon the conversion of any Debentures, a Holder will not receive any separate cash payment for accrued and unpaid interest, and the Company’s settlement of the conversion obligations as described above will be deemed to satisfy its obligation to pay the principal amount of Debentures and any accrued and unpaid interest thereon.

If you want to convert your Debentures during the Conversion Period, you must comply with the Applicable Procedures. Holders whose Debentures are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to exercise its conversion right and instruct such nominee to deliver the appropriate instruction form and the Debentures in compliance with the Applicable Procedures prior to the end of the Conversion Period, as applicable.

Timely delivery of the appropriate instruction form and the Debentures in compliance with the applicable procedures is the responsibility of the surrendering Holder.

The Conversion Date will be the date on which you have satisfied all of the foregoing requirements (the “Conversion Date”). The Debentures will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the Conversion Date.

If you exercise your Fundamental Change Purchase Right by delivering a Fundamental Change Repurchase Notice with respect to your Debentures, you will not be able to convert such Debentures unless you validly withdraw your Fundamental Change Purchase Notice prior to the Fundamental Change Expiration Time. Holders bear the risk for untimely withdrawal of a Fundamental Change Repurchase Notice.

Any Debentures that are properly surrendered for conversion may not be withdrawn. Holders that do not surrender their Debentures for repurchase pursuant to the Fundamental Change Repurchase Right may surrender their Debentures for conversion.

If you wish to convert your Debentures, you should not surrender your Debentures for purchase pursuant to the Fundamental Change Repurchase Right.

Please refer to the Indenture for a more complete description of the conversion features of the Debentures and the increase in the Conversion Rate during the Conversion Period as a result of the Make-Whole Fundamental Change.

Holders who do not convert their Debentures during the Make-Whole Conversion Period or the Conversion Period and who do not deliver a Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time will not be permitted to convert their Debentures after December 31, 2018 unless and until another conversion trigger occurs in accordance with the terms of the Indenture. In addition, Holders that convert their Debentures after the end of the Make-Whole Conversion Period may not be entitled to a make-whole premium (or may be entitled to a lesser make-whole premium) in connection with such conversion and, as a result may be entitled to a less favorable Conversion Rate and less consideration deliverable upon conversion.

Examples of Your Consideration Alternatives

YOU ARE UNDER NO OBLIGATION TO EXERCISE EITHER THE FUNDAMENTAL CHANGE PURCHASE RIGHT OR THE CONVERSION RIGHTS DESCRIBED HEREIN, AND YOU MAY CHOOSE TO TAKE NO ACTION AND RETAIN YOUR DEBENTURES.

Assuming you hold Debentures in an aggregate principal amount of $1,000.00:

•

Fundamental Change Repurchase Right: If you exercise the Fundamental Change Repurchase Right and the Debentures are repurchased for the Fundamental Change Repurchase Price, you will receive $1,000.00 plus a sum equal to accrued but unpaid interest on your Debentures to, but excluding, the Fundamental Change Repurchase Date, for a total consideration of approximately $1,008.47.

•

Conversion During the Make-Whole Conversion Period: If you exercise your conversion rights during the Conversion Period, you will receive the aggregate value of 11.6015 shares of SYNNEX Common Stock and $1,217.10 in cash per $1,000 aggregate principal amount of Debentures validly surrendered for conversion.

•

Conversion After the Make-Whole Conversion Period: If you exercise your conversion rights after the Make-Whole Conversion Period, you will receive the aggregate value of 11.4860 shares of SYNNEX Common Stock and $1,204.99 in cash per $1,000 aggregate principal amount of Debentures validly surrendered for conversion.

The right of Holders to convert their Debentures is separate from the Fundamental Change Repurchase Right. The value that you would currently receive if you validly exercised the Fundamental Change Repurchase Right is substantially less than the value that you would receive if you converted your Debentures during the Conversion Period. You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Debentures for repurchase or to exercise your conversion rights and, if you choose to exercise either of these rights, the amount of Debentures to surrender or convert. None of the Company, SYNNEX or any of their respective affiliates, or its or their respective boards of directors, employees, advisors or representatives, or U.S. Bank National Association, in its role as Trustee, Paying Agent and Conversion Agent, is making any representation or recommendation to any Holder as to whether or not to surrender or convert that Holder’s Debentures.

2.4.    Market for the Debentures and SYNNEX Common Stock. There is no established reporting system or market for trading in the Debentures. To the extent that the Debentures are traded, prices of the Debentures may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the operating results of the Company and SYNNEX and the market for similar securities. Following the expiration of the Fundamental Change Repurchase Right and the Conversion Period, the Debentures that have not been repurchased or converted may or may not continue to be traded over-the-counter, and if they do continue to trade, the trading market for the Debentures may be much more limited. The extent of the public market for the Debentures following the expiration of the Fundamental Change Repurchase Right and the Conversion Period will depend upon, among other things, the remaining outstanding principal amount of the Debentures at such time, the number of Holders of Debentures remaining at that time and the interest on the part of securities firms in maintaining a market in the Debentures. The Trustee has informed the Company that, as of the date of this Notice, all of the Debentures are held in global form through DTC. As of October 10, 2018, there was $125,000,000 aggregate principal amount of Debentures outstanding.

Shares of SYNNEX Common Stock, into which the Debentures are convertible in part, are listed on the NYSE under the symbol “SNX.” On October 10, 2018, the last reported sale price of the SYNNEX Common Stock was $79.49 per share. As of October 5, 2018, after giving effect to the Merger, there were 51,161,022 shares of SYNNEX Common Stock outstanding.

The Company urges you to obtain current market information for the Debentures, to the extent available, and SYNNEX Common Stock, before making any decision whether to exercise or refrain from exercising the Fundamental Change Repurchase Right or to surrender your Debentures for conversion.

2.5.    Ranking. The Debentures are the general unsecured obligations of the Company and rank junior in right of payment and are subordinated to all existing and future indebtedness of the Company that is not, by its terms, expressly senior in right of payment to the Debentures. In the event of bankruptcy, liquidation or reorganization or other winding up of the Company, all senior indebtedness must be paid in full before Holders will be entitled to receive any payments in respect thereof. The Debentures are also effectively subordinated in right of payment to all indebtedness and other liabilities (including trade payables) of subsidiaries of the Company.

3.    Procedures to be Followed by Holders Electing to Exercise the Fundamental Change Repurchase Right. Holders will not be entitled to receive the Fundamental Change Repurchase Price for their Debentures unless they duly surrender on or before the Fundamental Change Expiration Time and do not validly withdraw the Debentures prior the Fundamental Change Expiration Time. Only registered Holders are authorized to surrender their Debentures for repurchase. Holders may exercise the Fundamental Change Repurchase Right for some or all of their Debentures; however, if Holders wish to exercise the Fundamental Change Repurchase Right for a portion of their Debentures, they must exercise the Fundamental Change Repurchase Right for Debentures in a principal amount of $1,000 or an integral multiple of $1,000.

If Holders do not duly surrender their Debentures on or before the Fundamental Change Expiration Time, their Debentures will not be repurchased and will remain outstanding subject to the existing terms of the Debentures and the Indenture.

3.1.    Method of Delivery. The Trustee has informed the Company that, as of the date of this Notice, all custodians and beneficial holders of the Debentures hold the Debentures through accounts at DTC and that there are no certificated Debentures in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Debentures surrendered for repurchase hereunder and the related Fundamental Change Repurchase Notices must be delivered via an agent’s message that is transmitted through DTC’s ATOP, subject to the terms and conditions of that system. Valid delivery of Debentures via ATOP will constitute a Fundamental Change Repurchase Notice satisfying Holders’ notice requirements under the Indenture. Delivery of Debentures and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Debentures.

Holders who are DTC participants should follow the instructions described above. Holders whose Debentures are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee and instruct such nominee to deliver a Fundamental Change Repurchase Notice and surrender the Debentures on such Holder’s behalf through the transmittal procedures described above prior to the Fundamental Change Expiration Time.

Holders bear the risk of untimely surrender of Debentures. Holders must allow sufficient time for completion of the necessary DTC procedures before the Fundamental Change Expiration Time.

3.2.    Agreement to be Bound by Terms of the Fundamental Change Repurchase Right. By surrendering Debentures through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•	such Debentures shall be repurchased as of the Fundamental Change Repurchase Date pursuant to the terms and conditions set forth in the Debentures, the Indenture and this Notice;

•	such Holder agrees to all of the terms of this Notice;

•	such Holder has received this Notice and acknowledges that this Notice provides the notice required pursuant to the Indenture with respect to the Fundamental Change Repurchase Right;

•

upon the terms and subject to the conditions set forth in this Notice, the Indenture and the Debentures, and effective upon the acceptance for repayment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company all right, title and interest in and to all the Debentures described in the fundamental Change Repurchase Notice, (ii) releases and discharges the Company and U.S. Bank National Association, in its role as Trustee, Paying Agent and Conversion Agent, and their respective directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Debentures, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Debentures or to participate in any redemption, conversion or defeasance of the Debentures (other than claims with respect to federal securities laws) and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Debentures (with full knowledge that the Paying Agent also acts as agent for the Company), with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Debentures on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Debentures for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Debentures (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Fundamental Change Repurchase Price of any surrendered Debentures that are repurchased by the Company), all in accordance with the terms set forth in the Indenture, the Debentures and this Notice;

•

such Holder represents and warrants that such Holder (i) owns the Debentures described in the Fundamental Change Repurchase Notice and is entitled to surrender such Debentures and (ii) has full power and authority to surrender, sell, assign and transfer the Debentures described in the Fundamental Change Repurchase Notice hereby and that when such Debentures are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•

such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Debentures surrendered;

•

such Holder understands that all Debentures described in the Fundamental Change Repurchase Notice that are not validly withdrawn prior to the Fundamental Change Expiration Time will be repurchased at the Fundamental Change Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Debentures, this Notice and related notice materials, as amended and supplemented from time to time;

•

payment for Debentures repurchased pursuant to the Fundamental Change Repurchase Right will be made by deposit of the Fundamental Change Repurchase Price for such Debentures with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•

any delivered Fundamental Change Repurchase Notice may only be withdrawn through DTC in accordance with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw such Fundamental Change Repurchase Notice prior to the Fundamental Change Expiration Time;

•

all authority conferred or agreed to be conferred pursuant to the terms of the Fundamental Change Repurchase Right hereby shall survive the death or incapacity of the Holder and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and surrender of the Debentures is not effective, and the risk of loss of the Debentures does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•

all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Debentures for repurchase pursuant to the procedures described in this Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole direction, which determination shall be final and binding on all parties.

4.    Right of Withdrawal. Debentures surrendered for repurchase may be withdrawn at any time prior to the Fundamental Change Expiration Time. In order to withdraw Debentures, a Holder must comply with the withdrawal procedures of DTC prior to the Fundamental Change Expiration Time. Withdrawn Debentures may be, re-surrendered for repurchase by following the procedures described in Section 3 above.

In order to withdraw previously surrendered Debentures, a Holder (or the Holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Debentures prior to the Fundamental Change Expiration Time.

Each Holder bears the risk of untimely withdrawal of its Debentures. Holders must allow sufficient time for completion of the necessary DTC procedures before the Fundamental Change Expiration Time.

The Company will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

5.    Payment of the Fundamental Change Repurchase Price; Source of Funds. Prior to 10:00 a.m., New York City time, on the Fundamental Change Repurchase Date, the Company will deposit with the Paying Agent the amount of cash required to pay the Fundamental Change Repurchase Price for the Debentures that have been duly surrendered for repurchase and not validly withdrawn by the Fundamental Change Expiration Time. The Paying Agent will promptly, after the later of the Fundamental Change Repurchase Date and the book-entry transfer of such Debentures to the Paying Agent, distribute the cash to DTC, and DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company or other nominee, as the case may be, will distribute the cash to you.

The total amount of funds required by the Company to repurchase all of the Debentures pursuant to the Fundamental Change Purchase Right (assuming all of such Debentures are duly surrendered for repurchase and not validly withdrawn) is approximately $126.1 million, calculated as the sum of (i) $125 million, representing 100% of the principal amount of Debentures outstanding as of October 10, 2018, plus (ii) approximately $1.1 million, representing accrued and unpaid interest on such Debentures up to, but excluding, the Fundamental Change Repurchase Date. The Company expects to fund the repurchase of any Debentures duly surrendered for repurchase and not validly withdrawn, if any, from a combination of available cash on hand and/or funds made available by SYNNEX and/or one or more of its subsidiaries.

The repurchase of Debentures, if any, pursuant to the Fundamental Change Repurchase Right is not conditioned upon obtaining any financing or the funding thereof.

6.    Repurchased Debentures. Any Debentures repurchased by the Company pursuant to the Fundamental Change Repurchase Right will be retired and cancelled by the Trustee pursuant to the terms of the Indenture.

7.    Plans or Proposals of the Company. The Common Shares ceased trading on the NYSE following the consummation of the Merger, and Convergys also requested that the NYSE file with the SEC an application on Form 25 to delist and deregister Company Shares under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”). The NYSE filed the Form 25 with the SEC on October 5, 2018. The Company also intends to file as promptly as practicable with the SEC a certification on Form 15 under the Exchange Act to suspend the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act.

As disclosed by the Company in its Current Report on Form 8-K filed on October 5, 2018, in connection with the consummation of the Merger, all of the former executive officers and members of Convergys’s Board of Directors were replaced, and the current officers and directors of the Company are listed on Annex A to this Notice.

Except as disclosed in this Notice, the Company and SYNNEX currently have no plans, proposals or negotiations that would be material to your decision to exercise the Fundamental Change Repurchase Right.

8.    Interests of Directors, Executive Officers and Affiliates of the Company in the Debentures. Neither the Company nor SYNNEX nor, to the knowledge of the Company, any executive officers or directors of the Company or SYNNEX or any “associate” or subsidiary of any such person, has any beneficial interest in the Debentures, or has engaged in any transaction in the Debentures during the 60 days preceding the date of this Notice. The term “associate” is used as defined in Rule 12b-2 under the Exchange Act.

Except for, and as contemplated by, the Merger Agreement and as otherwise described in this Notice, neither the Company nor SYNNEX nor, to the knowledge of the Company, any of the executive officers or directors of the Company or SYNNEX, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Fundamental Change Repurchase Right or with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

9.    Legal Matters; Regulatory Approvals. The Company is not aware of any license or regulatory permit that is material to its business that might be adversely affected by the Fundamental Change Repurchase Right, or of any approval or other action by any government or regulatory authority or agency that is required for the repurchase of the Debentures as described in this Notice. Should any approval or other action be required, the Company presently intends to seek the approval or take the action. However, the Company cannot assure you that it would be able to obtain any required approval or take any other required action.

10.    Purchases of Debentures by the Company and Its Affiliates. Each of the Company and its affiliates, including their executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Debentures (or the right to purchase Debentures), other than through the Fundamental Change Repurchase Right in accordance with their terms and conditions, from the date of this Notice until at least the tenth business day after the Fundamental Change Repurchase Date. Following such time, if any Debentures remain outstanding, the Company and SYNNEX and their respective affiliates may purchase Debentures in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at repurchase prices higher or lower than the Fundamental Change Repurchase Price, or which may be paid in cash or other consideration. Any decision to purchase Debentures after the Fundamental Change Repurchase Date, if any, will depend upon many factors, including the market price of the Debentures, the amount of Debentures duly surrendered for repurchase pursuant to the Fundamental Change Repurchase Right and not validly withdrawn, the business and financial position of the Company and general economic and market conditions.

11.    Certain United States Federal Income Tax Considerations. The following describes certain material United States federal income tax considerations of the disposition of a Debenture as a result of the exercise of either the Fundamental Change Repurchase Right or conversion rights, and the receipt of cash in exchange for such Debenture. This discussion assumes that Holders are beneficial owners of Debentures and hold the Debentures as capital assets for United States federal income tax purposes within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion is general in nature and does not describe all of the United States federal income tax consequences that may be relevant to a Holder in light of its particular circumstances or to Holders subject to special rules, such as:

•	banks and financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	traders in securities or foreign currencies that have elected the mark-to-market method of accounting;

•	persons holding the Debentures as part of a “straddle,” “hedge,” “constructive sale,” “conversion” or other integrated transaction;

•	U.S. Holders (as defined below) whose functional currency is not the United States dollar;

•	certain former citizens or residents of the United States;

•	tax-exempt organizations;

•	regulated investment companies;

•	persons that acquired Debentures in connection with employment or the performance of services;

•	S corporations, partnerships and other pass-through entities for United States federal income tax purposes (or investors in such entities);

•	controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax;

•	retirement plans or other tax-deferred or tax-advantaged accounts; and

•	persons subject to the alternative minimum tax.

In addition, this discussion does not address state, local or foreign tax considerations or any U.S. federal gift, generation-skipping or estate tax considerations and does not address the 3.8% Medicare tax on net investment income that can apply to certain U.S. Holders’ capital gains and interest in respect of the Debentures.

This discussion is based on the Code and applicable Treasury regulations, rulings, administrative pronouncements and judicial decisions in effect as of the date hereof, all of which are subject to change, perhaps retroactively, so as to result in U.S. federal income tax considerations that are different from those discussed below. The Company has not obtained, and does not intend to obtain, a ruling from the Internal Revenue Service (“IRS”) with respect to the U.S. federal income tax considerations described herein and, as a result, there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein and that a court would not agree with the IRS.

As used herein, a “U.S. Holder” means a beneficial owner of a Debenture that is, for U.S. federal income tax purposes, a citizen or resident of the United States or any political subdivision thereof, a corporation or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (1) the trust is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) such trust was in existence on August 20, 1996, was treated as a U.S. person prior to such date and has a valid election in effect to continue to be treated as a U.S. person, as defined in the Code. As used herein, a “Non-U.S. Holder” means a beneficial owner of a Debenture (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that for U.S. federal income tax purposes is not a U.S. Holder. A foreign individual who beneficially owns a Debenture and meets a “substantial presence” test generally will be treated as a U.S. Holder. Non-U.S. individuals who beneficially own Debentures should consult their tax advisors regarding the substantial presence test.

The tax consequences of exercising the Fundamental Change Repurchase Right or conversion rights are complex. If a Holder is considering exercising the Fundamental Change Repurchase Right or conversion rights, such Holder should consult its tax advisors concerning the United States federal income tax consequences in light of a Holder’s own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction

Tax Considerations for U.S. Holders

This section applies to you if you are a U.S. Holder.

Disposition of a Debenture Pursuant to the Fundamental Change Repurchase Right or Conversion Rights. Your disposition of a Debenture pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights generally will be a taxable transaction for U.S. federal income tax purposes. The Debentures are contingent payment debt instruments, therefore, you will generally recognize gain or loss upon the disposition of the Debenture in an amount equal to the difference between (i) the sum of the amount of cash and the fair market of any stock received upon such disposition and (ii) your adjusted tax basis in the Debenture. Any gain recognized will be ordinary interest income. Any loss will be ordinary to the extent of your prior net original issue discount inclusions with respect to the Debentures. Any loss in excess of that amount will be treated as capital loss. The deductibility of capital losses is subject to limitations. Holders are urged to contact their tax advisors as to potential alternative characterizations of the disposition of the Debenture, including as an exchange pursuant to a reorganization,

Your adjusted tax basis in a Debenture generally will equal the cost of the Debenture to you, increased by original issue discount you previously accrued on the Debentures (without taking into account any adjustments other than any positive adjustments occurring as a result of a difference between your adjusted tax basis in a Debenture and the adjusted issue price of a Debenture) and reduced by the projected amount of any payments previously scheduled to be made on the Debentures and any negative adjustments occurring as a result of a difference between your adjusted tax basis in a Debenture and the adjusted issue price of a Debenture.

Conversion Premium. If you surrender your Debentures for conversion during the Conversion Period, you will receive additional cash as a result of the increased Conversion Rate (the “Conversion Premium”). Under Section 305(c) of the Code, a change in conversion ratio of a convertible debt instrument that has the effect of increasing the holder’s proportionate interest in the issuer’s assets or earnings and profits may in some circumstances result in a deemed distribution to the holder for U.S. federal income tax purposes. If you exercise your conversion rights during the Conversion Period, the Conversion Premium you receive as a result of the increased Conversion Rate could be treated as a deemed distribution to you. Any deemed distribution will be taxable to you as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends. It is also unclear whether corporate holders would be entitled to claim a dividends-received deduction with respect to any such constructive dividends. If you exercise your conversion rights, you should consult your tax advisors regarding the tax consequences of a conversion during the Conversion Period and the receipt of the Conversion Premium.

In addition, the U.S. Department of the Treasury and the IRS recently published proposed Treasury regulations that, if finalized, may affect a holder of Debentures deemed to receive such a distribution. You should consult your tax advisors regarding the effect, if any, of the proposed Treasury regulations in your particular circumstances. Under the proposed regulations, we may be required to report certain information as a result of constructive dividends by filing a return with the IRS or posting such return on our website.

Information Reporting and Backup Withholding. Proceeds of the exercise of the Fundamental Change Repurchase Right or conversion rights generally are subject to information reporting unless the U.S. Holder is an exempt recipient, and, if required, so certifies. You may also be subject to U.S. federal backup withholding tax at a 24% rate if you fail to provide its taxpayer identification number to the Paying Agent and/or other applicable withholding agent and comply with certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Holders Holding Through Foreign Accounts or Intermediaries. U.S. Holders holding their Debentures through foreign accounts or intermediaries should refer to ‘‘—Tax Considerations for Non-U.S. Holders—FATCA” below.

Tax Considerations for Non-U.S. Holders

This section assumes that we are not and have never been a “U.S. real property holding corporation” as defined in the Code. We believe that we are not and have never been a U.S. real property holding corporation and we currently do not anticipate becoming such a corporation. If we are or have been a U.S. real property holding corporation, there could be adverse U.S. federal income tax consequences to a Non-U.S. Holder.

Disposition of a Debenture Pursuant to Fundamental Change Repurchase Right or Conversion Rights. Subject to the discussion below under “—Information Reporting and Backup Withholding” and “—FATCA,” payments of interest in respect of the Debentures (including a payment of cash and common shares pursuant to a conversion, and proceeds received pursuant to the exercise of the Fundamental Change Repurchase Right that is treated as interest for this purpose) will not be subject to U.S. federal income or withholding tax, provided that:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our capital stock that are entitled to vote;

•	you are not a “controlled foreign corporation” that is, directly or indirectly, related to us through stock ownership; and

•

you: (i) provide your name and address and certify, under penalties of perjury, that you are not a U.S. person on IRS Form W-8BEN (or other applicable form); or (ii) hold your Debentures through certain foreign intermediaries and satisfy the certification requirements of applicable Treasury Regulations. Special certification rules apply to holders that are pass-through entities.

If the requirements described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest (including original issue discount) on the Debentures that is paid to you, unless either: (i) an applicable income tax treaty reduces or eliminates such tax, in which case to avoid withholding, you must claim the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (ii) the interest is effectively connected with your conduct of a trade or business in the United States, in which case to avoid withholding, you must provide an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).

If you are engaged in a U.S. trade or business and interest (including original issue discount) in respect of a Debenture is effectively connected with the conduct of that trade or business, you will be required to pay U.S. federal income tax on that interest on a net income basis (and the 30% withholding described above will not apply, provided the appropriate statement is provided to us) generally in the same manner as a U.S. Holder. If you are eligible for the benefits of an income tax treaty between the United States and your country of residence, any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will be subject to U.S. federal income tax only if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by you in the United States. In addition, if you are a foreign corporation for U.S. federal income tax purposes, you may be subject to a branch profits tax equal to 30% (or a lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Conversion Premium. If you surrender your Debentures for conversion during the Conversion Period, any Conversion Premium you receive may be treated as a deemed distribution. Any deemed distribution will be taxable to you as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. Subject to the discussion below under “—Information Reporting and Backup Withholding” and “—FATCA,” any deemed distribution treated as a dividend for U.S. federal income tax purposes generally will be subject to withholding tax at a 30% rate subject to reduction by an applicable treaty if you provide an IRS Form W-8BEN or W-8BEN-E, as applicable, certifying that you are entitled to such treaty benefits.

Information Reporting and Backup Withholding. A Non-U.S. Holder may be subject to U.S. information reporting and backup withholding tax on the proceeds of the exercise of the Fundamental Change Repurchase Right or conversion right unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person. The certification procedures required of Non-U.S. Holders to claim the exemption from withholding tax on certain payments on the Debentures, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. However, even if the payments are not otherwise subject to the information reporting requirements described above, we must report annually to the IRS and to each Non-U.S. Holder any interest paid during the year and the amount of tax, if any, withheld with respect to those payments. Copies of these information returns may also be made available under the provisions of a treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. The amount of any backup withholding from a payment will be allowed as a credit against a Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Pursuant to Sections 1471 through 1474 of the Code, as modified by United States Treasury regulations, guidance from the IRS and intergovernmental agreements and subject to further guidance (collectively, “FATCA”), U.S. federal withholding tax at the rate of 30% may apply to payments of interest and dividends and, beginning on January 1, 2019, gross proceeds from the sale or other taxable disposition (including a retirement or redemption) of the Debentures made to non-U.S. financial institutions and certain other non-U.S. nonfinancial entities unless certain due diligence and information reporting requirements have been satisfied or an exemption applies. An intergovernmental agreement between the United States and the relevant foreign jurisdiction may modify these requirements.

Treatment of Non-Exercising Holders

We have assumed that you will either exercise your Fundamental Change Purchase Right or conversion rights during the Conversion Period with respect to a Debenture. If you choose not to exercise either your Fundamental Change Purchase Right or conversions rights during the Conversion Period, you should contact your tax advisor with respect to any income tax consequences of retaining your Debenture.

THE FOREGOING SUMMARY IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF DEBENTURES IN LIGHT OF THEIR CIRCUMSTANCES. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXERCISE OF THEIR FUNDAMENTAL CHANGE REPURCHASE RIGHT OR CONVERSION RIGHTS, INCLUDING THE EFFECT OF ANY FEDERAL, STATE, FOREIGN OR OTHER LAW OR TAX TREATIES.

12.    Additional Information. Convergys, and following the Merger, the Company, is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be accessed electronically on the SEC’s website at www.sec.gov.

As described in “Section 7—Plans or Proposals of the Company” above, after the consummation of the Merger, the Common Shares ceased trading on the NYSE and will be deregistered under applicable SEC rules. The Company also intends to terminate its reporting obligations under Sections 13 and 15(d) of the Exchange Act.

The documents listed below (as they may be amended from time to time) contain important information about the Company, SYNNEX and the Debentures, and Holders should review these documents carefully before determining whether or not to convert their Debentures as described in this Notice:

•	Convergys’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017;

•	Convergys’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018 and June 30, 2018;

•	Convergys’s Current Reports on Form 8-K, filed with the SEC on January 25, 2018, April 30, 2018, June 28, 2018, September 25, 2018, and October 3, 2018;

•	the Company’s Current Reports on Form 8-K, filed with the SEC on October 5, 2018;

•

all future documents filed by the Company with (but not furnished to) the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Notice and prior to the Fundamental Change Expiration Time;

•	SYNNEX’ Annual Report on Form 10-K for the fiscal year ended November 30, 2017;

•	SYNNEX’ Quarterly Reports on Form 10-Q for the fiscal quarters ended February 28, 2018, May 31, 2018 and August 31, 2018;

•

SYNNEX’ Current Reports on Form 8-K, filed with the SEC on February 20, 2018, March 23, 2018, May 11, 2018, June 28, 2018, June 29, 2018, July 2, 2018, August 7, 2018 (as amended by Form 8-K/A filed on August 8, 2018), August 10, 2018, September 25, 2018, September 25, 2018, October 4, 2018 (excluding information furnished under Items 2.02 and 9.01) and October 5, 2018;

•

all future documents filed by SYNNEX with (but not furnished to) the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Notice and prior to the Fundamental Change Expiration Time;

•	the Indenture between the Company and the Trustee, filed as Exhibit 4.1 to Convergys’s Current Report on Form 8-K filed with the SEC on October 13, 2009;

•	the Supplemental Indenture between the Company and the Trustee, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K dated October 5, 2018 filed with the SEC on October 5, 2018; and

•	the Form of the Debentures, filed as Exhibit A to Exhibit 4.1 to Convergys’s Current Report on Form 8-K filed with the SEC on October 13, 2009.

For more information about the Merger, Holders should review the definitive proxy statement filed by the Company on August 28, 2018, as supplemented or amended. A copy of the Merger Agreement, as amended by Amendment No. 1 thereto, is attached as an Annex to such proxy statement, and a copy of the Merger Agreement was also filed as Exhibit 2.1 to Convergys’s Current Report on Form 8-K filed with the SEC on June 28, 2018.

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct. You should not assume that the information in this document or any other of the documents referred to above is accurate as of any date other than the date of the applicable documents.

13.    No Solicitations. The Company has not employed or retained any persons to make solicitations or recommendations in connection with the Fundamental Change Repurchase Right. The Company has retained the Paying Agent to assist in the distribution of this Notice and the related notice materials to Holders of the Debentures and to brokers, dealers, commercial banks and other nominees of Holders. The Company will pay the Paying Agent reasonable and customary compensation for its services in connection with the Fundamental Change Repurchase Right, plus reimbursement for out-of-pocket expenses. The Company has also agreed to indemnify the Paying Agent against certain liabilities, including liabilities arising under the federal securities laws.

14.    Definitions. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.

15.    Conflicts. In the event of any conflict between this Notice on the one hand and the terms of the Indenture, the Debentures or any applicable laws on the other hand, the terms of the Indenture or the Debentures or applicable laws, as the case may be, will control.

None of the Company, SYNNEX or any of their respective boards of directors, employees, advisors, or representatives, or U.S. Bank National Association, in its role as Trustee, Paying Agent and Conversion Agent, is making any representation or recommendation to any Holder as to whether Holders should elect to require the Company to repurchase their Debentures or convert their Debentures. Each Holder must make its own decision whether to exercise the Fundamental Change Repurchase Right or to exercise its conversion rights and, if so, the principal amount of Debentures to surrender for repurchase or conversion, based on its own assessment of the current market value of the Debentures and other relevant factors.

CONCENTRIX CVG CORPORATION

ANNEX A

INFORMATION ABOUT THE EXECUTIVE OFFICERS

AND DIRECTORS OF CONCENTRIX CVG CORPORATION

The table below sets forth information about our executive officers and directors as of October 10, 2018. To the best of our knowledge after making reasonable inquiry, none of our executive officers or directors has beneficial ownership in the Debentures.

Name	Position

Andre S. Valentine	Chief Financial Officer
Daniel S. McKelvy	Vice President, Operations
Steven L. Richie	Corporate Secretary, Senior Vice President, HR and Legal and Director
Shanthilata Suryadevara	Vice President, Global Controller and Director
Bryan Wheatley	Vice President, Tax and Tax Counsel

The business address of each executive officer and director is c/o SYNNEX Corporation, 44201 Nobel Drive, Fremont, California 94538 and their business telephone number at such address is (510) 656-3333.